Exhibit 10.32

GLOBAL COMMUTATION AND RELEASE AGREEMENT

This Global Commutation and Release Agreement (hereinafter “Commutation”) is entered into on May 16, 2007 (the “Effective Date”) by and among Amerisafe, Inc., American Interstate Insurance Company, Silver Oak Casualty, Inc., and American Interstate Insurance Company of Texas (collectively, the “Amerisafe Insurance Group”), whose principal place of business as of the date of this Commutation is located at 2301 Highway 190 West, DeRidder, Louisiana 70634 and their respective successors and assigns of the one part, and Munich Reinsurance America, Inc. (f/k/a American Re-Insurance Company), whose principal place of business is located at 555 College Road East, Princeton, New Jersey 08543 (“MRAm”) of the other part.

WHEREAS, some of the members of the Amerisafe Insurance Group and MRAm have entered at various times and from time to time into certain reinsurance agreements under which some members of the Amerisafe Insurance Group ceded or assumed business as is described in the reinsurance agreements, and MRAm ceded or assumed such business in accordance with the terms and conditions of such reinsurance agreements (all ceded and assumed reinsurance agreements ever entered into between and among the member companies of the Amerisafe Insurance Group and MRAm are more specifically described on Exhibit “A” attached hereto and are hereinafter referred to as the “Reinsurance Agreements”);

WHEREAS, the Amerisafe Insurance Group and MRAm desire to fully and finally settle and commute all present and future rights, obligations, and liabilities, known and unknown, of each other under the Reinsurance Agreements;

NOW, THEREFORE, in order to effect a commutation and mutual release, the parties hereto agree to the following terms and conditions:

1.	MRAm shall remit to the Amerisafe Insurance Group on the Effective Date of this Commutation Agreement the amount of USD $24,550,000 (TWENTY-FOUR MILLION, FIVE HUNDRED FIFTY THOUSAND DOLLARS and 00/100) via direct wire transfer in immediately available funds to the account designated by the Amerisafe Insurance Group in Exhibit “B”.

2.	The Amerisafe Insurance Group shall accept the sum set forth in Paragraph 1 above as full and final settlement of any and all amounts due or claimed to be due from MRAm to the Amerisafe Insurance Group arising under, or in any manner relating to the Reinsurance Agreements.

3.

In consideration of and effective upon receipt by the Amerisafe Insurance Group of the payment described in Paragraph 1, the Amerisafe Insurance Group, their successors and assigns, shall release and forever discharge

MRAm and its affiliated companies, successors, subsidiaries, parent companies and assigns, and their officers, directors, shareholders, employees, attorneys, heirs, executors and assigns from any and all liabilities and obligations arising under or in any manner relating to the Reinsurance Agreements, including but not limited to any and all premiums, claims, liabilities, demands, damages, costs, offsets, attorney’s fees, and other causes of action, whether known or unknown, vested or contingent, liquidated or unliquidated, matured or unmatured, reported or unreported, and whether currently existing or arising in the future and shall indemnify and hold such parties harmless from all such liabilities and obligations from and after the time of such release and discharge The parties agree that in the event the payment described in Paragraph 1 is not received by the Amerisafe Insurance Group as provided by Paragraph 1 by 5:00 p.m. CDST seven (7) business days after the Effective Date this agreement shall be null and void ab initio.

4.	Effective simultaneously with the Amerisafe Insurance Group’s commutation and release of MRAm as provided in Paragraph 3 herein, MRAm, on behalf of itself, its, successors, and assigns, shall release and forever discharge the member companies of the Amerisafe Insurance Group and their affiliated companies, successors, subsidiaries, parent companies and assigns, and its officers, directors, shareholders, employees and attorneys and their heirs, executors and assigns from any and all liabilities and obligations arising under or in any manner relating to the Reinsurance Agreements, including but not limited to any and all premiums, claims, liabilities, demands, damages, costs, offsets, attorney’s fees, and other causes of action, whether known or unknown, vested or contingent, liquidated or unliquidated, matured or unmatured, reported or unreported, and whether currently existing or arising in the future, and shall indemnify and hold such parties harmless from all such liabilities and obligations from and after the time of such release and commutation.

5.	The rights, duties, and obligations set forth herein shall inure to the benefit of and be binding upon any and all officers, directors, employees, stockholders, successors, liquidators, receivers or assigns of the parties hereto. Nothing in this Commutation shall be construed to release any claim MRAm or the Amerisafe Insurance Group may have against any person not included within the scope of the release language contained in paragraphs 3 and 4 of this Commutation.

6.	This Commutation shall in all respects be interpreted, enforced and governed by the laws of the State of Louisiana.

7.	This Commutation fully and finally resolves the rights, duties, and obligations of MRAm and the Amerisafe Insurance Group under the Reinsurance Agreements, and neither party shall:

(i) have any remedy with respect to any representation, warranty, or undertaking of the other that is not specifically set forth in this Commutation, whether or not relied upon by the other party, or

(ii) seek to reopen or set aside this Commutation or any of the Reinsurance Agreements on any basis whatsoever, including, without limitation, that this Commutation or any of the Reinsurance Agreements is or are void or voidable due to a mistake or change of law or mistake of fact in any way related to this Commutation or any of the Reinsurance Agreements.

(iii) Each of Amerisafe Insurance Group and MRAm has entered voluntarily into this Commutation based on their own independent assessment of the relevant facts and their rights and obligations under the Reinsurance Agreements and not based upon any representations or disclosures made by the other party or its representatives. Each of the parties acknowledge that each has had a full and fair opportunity to consult with, and seek advice and recommendations of, its counsel prior to its execution of this Commutation.

8.	This Commutation may be executed in multiple counterparts, each of which when so executed and delivered shall be considered an original, but such counterparts shall together constitute one and the same instrument and agreement.

9.	Each party hereto has had the opportunity to negotiate the terms and modify the content of this Commutation. Therefore, the terms of this Commutation shall be considered and interpreted without any presumption, inference or rule requiring construction or interpretation of any provision of this Commutation against the interest of the drafter of the Commutation.

10.	This Commutation contains the entire Agreement between the parties as respects the subject matter. All discussions and agreements previously entertained between the parties concerning the subject matter of the Commutation are merged into this Commutation. This Commutation may not be modified or amended, nor any of its provisions waived, except by an instrument in writing, signed by duly authorized officers of the parties hereto.

11.	Amerisafe, Inc. warrants and represents that it has no direct or indirect subsidiaries, parent, or affiliates that underwrite the business ceded under the Reinsurance Agreements, other than as are included in the Amerisafe Insurance Group.

12.	Each signatory hereof hereby represents and warrants that he or she is fully authorized to execute this Commutation on behalf of its respective party or parties and each of the parties hereto is fully authorized to enter into and perform its obligations contemplated under this Commutation without the requirement of any further notice or consent to or from any regulatory authority or other third party.

IN WITNESS WHEREOF, on this 16th day of May, 2007, the parties hereto have caused this Global Commutation and Release Agreement to be executed in triplicate by their duly authorized representatives.

AMERISAFE INSURANCE GROUP

AMERISAFE, Inc.

American Interstate Insurance Company

Silver Oak Casualty, Inc.

American Interestate Insurance Company of Texas

In DeRidder, Louisiana on

this 16th day of May,, 2007

By:	/s/ Allen Bradley
Allen Bradley, President & CEO

MUNICH REINSURANCE AMERICA, INC.

In Princeton NJ                                             on

this 16th          day of May, 2007

By:	/s/ Ross Sturm
(Name) (Title) (Company) Vice President

Exhibit A:

1.

Casualty Excess of Loss Reinsurance Agreement

Originally Effective January 1, 2002 (No. 20301-0001)

As Amended by Addendums No. 1, 2, 3, 4, 5, & 6

Between	American Interstate Insurance Company,
Silver Oak Casualty Company, Inc.
American Interstate Insurance Company of Texas

And	American Re-Insurance Company

2.

Montana Loggers Exchange:

Workers Compensation and Employers Liability Excess of Loss Reinsurance Agreement

(No. 839-0001)

Originally Effective January 1, 1993 (as Endorsed January 1, 1993, 1994 & 1995)

Between	Montana Loggers Exchange

And	American Re-Insurance Company

Exhibit “B”

BANK: BANK OF AMERICA

COMPANY: AMERICAN INTERSTATE INSURANCE COMPANY

ROUTING NUMBER:

BANK ACCOUNT NUMBER: